As filed with the Securities and Exchange Commission on June 14, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KAMAN CORPORATION

(Exact name of Registrant as specified in its charter)

Connecticut	06-0613548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1332 Blue Hills Avenue

Bloomfield, Connecticut 06002

(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 243-7100

KAMAN CORPORATION AMENDED AND RESTATED 2013 MANAGEMENT INCENTIVE PLAN

KAMAN CORPORATION AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Richard S. Smith, Jr., Esq.

Vice President, Deputy General Counsel and Secretary

Kaman Corporation

1332 Blue Hills Avenue

Bloomfield, Connecticut 06002

(860) 243-7100

(Name, address and telephone number of agent for service)

Copies to:

Morris F. DeFeo Jr., Esq. Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 (212) 592-1400	Edward B. Whittemore, Esq. Murtha Cullina LLP CityPlace I, 185 Asylum Street Hartford, CT 06103-3469 (860) 240-6075

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	5,171,191 (2)	$71.71 (3)	$370,826,106.61	$46,167.85

(1)	The amount of shares of common stock (“Common Stock”) registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of Kaman Corporation (“Kaman” or the “Company”).
(2)	Represents an aggregate of 5,171,191 shares of Common Stock of Kaman, of which (i) 4,500,000 shares of Common Stock are available for issuance under the Kaman Corporation Amended and Restated 2013 Management Incentive Plan (the “Amended and Restated 2013 MIP”) and (ii) 671,191 shares of Common Stock are available for issuance under the Kaman Corporation Amended and Restated Employee Stock Purchase Plan (the “Amended and Restated ESPP”). The Amended and Restated 2013 MIP and the Amended and Restated ESPP were both approved both by the Board of Directors of the Company and by the Company’s shareholders.
(3)	Estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices ($72.27 and $71.15, respectively) of Kaman Common Stock on the New York Stock Exchange on June 8, 2018.

EXPLANATORY NOTE

This Registration Statement relates to the registration of additional securities of the same class as other securities for which a registration statement on this form relating to benefit plans is effective. This Registration Statement is filed for the purpose of registering 5,171,191 shares of common stock, $1.00 par value (“Common Stock”), of Kaman Corporation (“Kaman” or the “Company”), of which (i) 4,500,000 shares of Common Stock are available for issuance under the Kaman Corporation Amended and Restated 2013 Management Incentive Plan (the “Amended and Restated 2013 MIP”) and (ii) 671,191 shares of Common Stock are available for issuance under the Kaman Corporation Amended and Restated Employee Stock Purchase Plan (the “Amended and Restated ESPP”).

The shares of Common Stock subject to this Registration Statement are of the same class for which the Company previously filed a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the contents of the Company’s Registration Statement on Form S-8, File No. 333-188247 (“2013 Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC” or “Commission”) on April 30, 2013, are hereby incorporated by reference pursuant to General Instruction E to Form S-8.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” and instructions to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed with the SEC are incorporated by reference, as of their respective dates, in this Registration Statement:

(a)	Kaman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 27, 2018;

(b)	Kaman’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2018, as filed with the SEC on May 7, 2018;

(c)	Kaman’s Current Reports on Form 8-K, as filed with the SEC on February 20, 2018, February 27, 2018, March 13, 2018, April 18, 2018, April 23, 2018, May 7, 2018 and May 17, 2018; and

(d)	The description of the terms, rights and provisions applicable to Kaman’s Common Stock contained in Kaman’s Registration Statement No. 001-35419 on Form 8-A, filed with the SEC on February 3, 2012.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

You can request a copy of these documents, including exhibits, at no cost, by writing or telephoning us at the following address:

Kaman Corporation

1332 Blue Hills Avenue

Bloomfield, Connecticut 06002

(860) 243-7100

Attn: Corporate Secretary

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 33-771(a) of the Connecticut Business Corporation Act (“CBCA”) provides that the Company may, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is a director of the Company against liability incurred in the proceeding if such individual acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the Company, and, in all other cases, that his or her conduct was at least not opposed to the best interests of the Company. For indemnification in the case of any criminal proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful.

Section 33-776 of the CBCA provides that the Company may, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is an officer of the Company to the same extent as if the individual was a director of the Company under Section 33-771. An officer of the Company who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification under said section.

The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA. Section 771(d) of the CBCA provides that, unless ordered by a court, the Company may not indemnify a director under Section 33-771 of the CBCA in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771 of the CBCA, or in connection with any proceeding with respect to conduct for which the director was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

Section 33-772 of the CBCA requires the Company to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the Company against reasonable expenses incurred in connection with the proceeding.

Section 33-773 of the CBCA provides that the Company may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director. The director is required to deliver a written undertaking to repay any funds advanced if such director is not entitled to mandatory indemnification under Section 33-772 and it is ultimately determined that he or she has not met the relevant standard of conduct.

Section 33-775 of the CBCA provides that the Company shall not indemnify a director under Section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in Section 33-711. For directors, the determination and authorization required by Section 33-775 may be made by, if there are two or more qualified directors, a majority vote of all the qualified directors or by a majority vote of the members of a committee of two or more qualified directors, by special legal counsel, or by the shareholders. For officers, the determination and authorization required by Section 33-775 may be also be made by the general counsel of the Company or such other or additional officer or officers as the board of directors may specify.

Because the Company was incorporated under Connecticut law prior to January 1, 1997 and its certificate of incorporation does not provide otherwise, the Company is required to indemnify a director to the extent indemnification is permitted under the CBCA, subject to certain exceptions and procedural requirements of the CBCA.

Subparagraphs B and C of Article Seventh of the Amended and Restated Certificate of Incorporation of the Company provide that:

B. Indemnification of Directors and Officers

Each director and officer of the corporation shall be indemnified by the corporation against Liabilities, as defined in Section 33-770 of the CBCA, incurred by him or her in connection with any Proceeding, as defined in Section 33-770 of the CBCA, to which he or she may be made a party by reason of being or having been a director or officer of the corporation to the fullest extent permitted by the CBCA. The foregoing right of indemnification shall not be exclusive of other rights to which he or she may be entitled.

C. Limitation of Personal Liability.

The personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the amount of compensation received by the director for serving the corporation during the calendar year in which the violation occurred (and if the director received no such compensation from the corporation during the calendar year of the violation, such director shall have no liability to the corporation or its shareholders for breach of duty) if such breach did not:

(1)	involve a knowing and culpable violation of law by the director;

(2)	enable the director or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal economic gain;

(3)	show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the corporation;

(4)	constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation; or

(5)	create liability under Section 33-757 of the CBCA.

Any repeal or modification of this Paragraph C shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Nothing contained in this Paragraph C shall be construed to deny to the directors of the corporation any of the benefits provided by subsection (d) of Section 33-756 of the CBCA.

The Amended and Restated 2013 MIP and the Amended and Restated ESPP are administered by the Personnel & Compensation Committee appointed by the board of directors of the Company (the “Board”) from among its members (the “Committee”). The Amended and Restated 2013 MIP provides that the Company shall indemnify and hold harmless, directors, members of the Committee and officers to whom authority was delegated under such plan, against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred arising from any action or failure to act with respect to the Amended and Restated 2013 MIP, except in the case of willful misconduct or as expressly provided by statute. The Amended and Restated ESPP provides that the Company shall indemnify and hold harmless directors, members of Committee and any officers or employees of the Company to whom authority to act for the Board, the Committee or the Company is delegated, against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in arising from any action or failure to act with respect to the Amended and Restated ESPP, except for gross negligence, bad faith or intentional misconduct in duties.

Section 33-777 of the CBCA authorizes the Company to purchase and maintain insurance on behalf of the Company’s directors and officers. The Company maintains directors and officers liability insurance to insure the Company’s directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit No.	Description of Document

4.1	Amended and Restated Certificate of Incorporation of the Company, amended and restated as of November 3, 2005 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 4, 2005, File No. 333-66179).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated June 9, 2017, File No. 001-35419).

4.3	Kaman Corporation Amended and Restated 2013 Management Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 23, 2018, File No. 001-35419).

4.4	Form of Nonqualified Stock Option Agreement under the Kaman Corporation 2013 Management Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 24, 2014, File No. 001-35419).

4.5	Form of Restricted Share Agreement under the Kaman Corporation 2013 Management Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 24, 2014, File No. 001-35419).

4.6	Form of Restricted Stock Unit Agreement under the Kaman Corporation 2013 Management Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated June 6, 2014, File No 001-35419).

4.7	Form of Long-Term Performance Award Agreement (Payable in Cash) under the Kaman Corporation 2013 Management Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated February 24, 2014, File No. 001-35419).

4.8	Form of Long-Term Performance Award Agreement (Payable in Cash) granted under the Kaman Corporation 2013 Management Incentive Plan, for awards granted on or after February 17, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the fiscal quarter ended March 31, 2017, File No. 001-35419).

4.9	Form of Award Agreement for Non-Employee Directors under the Kaman Corporation 2013 Management Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, File No. 001-35419).

4.10	Form of Long-Term Performance Award Agreement (Payable in Shares) granted under the Kaman Corporation 2013 Management Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated February 24, 2014, File No. 001-35419).

4.11	Kaman Corporation Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated April 23, 2018, File No. 001-35419).

5.1*	Legal Opinion of Murtha Cullina LLP

23.1*	Consent of PricewaterhouseCoopers LLP Independent Registered Public Accounting Firm

23.2*	Consent of Murtha Cullina LLP (included in the opinion filed herewith as Exhibit 5.1)

24*	Power of Attorney

* Filed herewith.

Item 9. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield, in the State of Connecticut, on June 14, 2018.

Signature	Title:	Date:

/s/ Neal J. Keating	Chairman of the Board, Director, President	June 14, 2018
Neal J. Keating	and Chief Executive Officer
(Principal Financial Officer)

/s/ Robert D. Starr	Executive Vice President	June 14, 2018
Robert D. Starr	and Chief Financial Officer (Principal Financial Officer)

/s/ John J. Tedone	Vice President – Finance and	June 14, 2018
John J. Tedone	Chief Accounting Officer (Principal Accounting Officer)

/s/ Neal J. Keating		June 14, 2018
Neal J. Keating
Attorney-in-Fact for:
Brian E. Barents	Director
E. Reeves Callaway III	Director
Karen M. Garrison	Director
A. William Higgins	Director
Scott E. Kuechle	Director
George E. Minnich	Director
Jennifer M. Pollino	Director
Thomas W. Rabaut	Director
Richard J. Swift	Director